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Exhibit 99
                                                                 PR NEWSWIRE

           NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES NET INCOME
             AND RESULTS FOR THE FIRST QUARTER OF FISCAL 2017

Red Bank, N.J. February 10, 2017 -- North European Oil Royalty Trust (NYSE-
NRT) reported the net income and results for the first quarter of fiscal 2017 which appear below compared with the first quarter of fiscal 2016. Total royalty income reflects the inclusion of adjustments made by the operating companies based upon their corrected royalty calculations for prior periods as well as the inclusion of Mobil sulfur royalties.  The total adjustments for the first quarter of fiscal 2017 increased total royalty income by $23,796. By comparison, in the first quarter of fiscal 2016 total royalty income was reduced by $560,902.
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                            1st Fiscal Qtr.   1st Fiscal Qtr.    Percentage
                            Ended 1/31/2017   Ended 1/31/2016      Change
                            ---------------   ---------------    ----------
Total Royalty Income          $1,724,686         $1,832,471       -  5.88%
Net Income                    $1,475,017         $1,573,687       -  6.27%
Distributions per Unit          $0.15              $0.16          -  6.25%
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The Trust receives nearly all of its royalties under two royalty agreements.
The Mobil Agreement, the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the fourth calendar quarters of 2016 and 2015. Further details will be available in the Trust's 10-Q filing available through the SEC or on the Trust's website, www.neort.com, on February 27, 2017.

                             Factors Determining Gas Royalties Payable
                          4th Calendar Qtr.  4th Calendar Qtr.   Percentage
                          Ended 12/31/2016   Ended 12/31/2015      Change
                         --------------------------------------------------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               6.489             6.604           -  1.74%
Gas Prices(2)(Ecents/Kwh)(3)    1.4789            1.8649           - 20.70%
Average Exchange Rate (4)       1.0582            1.0881           -  2.75%
Gas Royalties                 $1,164,964        $1,538,701         - 24.29%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 20.060            20.507           -  2.18%
Gas Prices (Ecents/Kwh)         1.5081            1.9803           - 23.84%
Average Exchange Rate           1.0590            1.0874           -  2.61%
Gas Royalties                  $466,168          $668,112          - 30.23%

(1) Billion cubic feet   (2) Gas prices derived from August-October period
(3) Euro cents per Kilowatt hour   (4) Based on average exchange rates of
cumulative royalty transfers

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Trust expenses for the first quarter of fiscal 2017 decreased 3.63% or $9,425 to $250,459 in comparison to $259,884 in the first quarter of fiscal 2016.
The reduction in expenses reflects the absence of current costs relating to the biennial examination of the royalty statements by the Trust's German accountants because 2017 is an alternate year. Additionally, the decrease in the amount of Trustee fees as specified in the Trust Agreement contributed to lower expenses.
The previously declared distribution of 15 cents per unit will be paid on February 22, 2017 to owners of record as of February 17, 2017. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.